Exhibit 4.1

THIRD AMENDMENT

This THIRD AMENDMENT (this “Amendment”) dated as of March 19, 2010, is among SEAHAWK DRILLING, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of the Borrower party hereto (the “Guarantors”), the Lenders party hereto, and NATIXIS, NEW YORK BRANCH, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to the Credit Agreement dated as of August 4, 2009, as amended by the First Amendment dated as of September 30, 2009 and effective as of August 4, 2009, and the Second Amendment dated as of December 28, 2009 (as amended, the “Credit Agreement”);

WHEREAS, the parties hereto have agreed to make certain amendments to the Credit Agreement as provided for herein, subject to the conditions herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section 1. Defined Terms. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning given such term in the Credit Agreement. Sections 1.02, 1.03 and 1.05 of the Credit Agreement shall apply to this Amendment.

Section 2. Amendments to the Credit Agreement.

(a) Section 1.01 is hereby amended by the addition of the following definitions in appropriate alphabetical order:

“Agreement Currency” has the meaning set forth in Section 10.16.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Mexican Pesos, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, pursuant to Section 1.06 or Section 10.16, as applicable, at such time on the basis of the Exchange Rate (determined in respect of the most recent Revaluation Date) for the purchase by the Administrative Agent or the Issuing Bank, as applicable, of Dollars with Mexican Pesos.

“Exchange Rate” for a currency means the rate determined by the Administrative Agent with respect to Section 10.16 or otherwise by the Issuing Bank as the exchange rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office as of the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such exchange rate from another financial institution designated by the Administrative Agent or the Issuing Bank and reasonably acceptable to the Borrower if the Person acting in such capacity does not have as of the date of determination an exchange buying rate for any such currency; and provided further that (x) only the Administrative Agent shall determine such exchange rate to be determined pursuant to Section 10.16 and (y) only the Issuing Bank shall determine such exchange rate as of each Revaluation Date.

“Judgment Currency” has the meaning set forth in Section 10.16.

“Mexican Pesos” means the lawful money of Mexico.

“Peso Denominated Letter of Credit Sublimit” means the lesser of (a) 20% of the Revolving Commitments and (b) $15,000,000.

“Peso Sublimit Excess” has the meaning set forth in subsection 2.14(g)(iv).

“Revaluation Date” means each of the following: (a) each date of issuance or extension of maturity of a Letter of Credit denominated in Mexican Pesos, (b) each date of an amendment of any Letter of Credit denominated in Mexican Pesos having the effect of changing the amount thereof, (c) each date of any payment by the Issuing Bank under any Letter of Credit denominated in Mexican Pesos, (d) each date on which a reimbursement obligation with regard to a Letter of Credit denominated in Mexican Pesos is deemed a Borrowing pursuant to Section 2.14(c), (e) each date on which funds are required to be deposited by the Borrower into the LC Cash Collateral Account in respect of Letter of Credit Exposure related to a Letter of Credit denominated in Mexican Pesos, (f) the last Business Day of each calendar quarter, (g) upon the occurrence of any Default or Event of Default, and (h) such additional dates as the Administrative Agent or the Issuing Bank shall reasonably determine or the Required Lenders shall reasonably require, in each case, based on market conditions that adversely affect the Issuing Bank, Administrative Agent, or the Lenders in connection with exposure for an outstanding Letter of Credit denominated in Mexican Pesos, provided that within three Business Days after a Revaluation Date determined under this clause (h) the Administrative Agent shall give written notice thereof and a reasonably detailed description of the event or events (as the case may be) giving rise to the occurrence of such Revaluation Date.

(b) The following definition under Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Letter of Credit Exposure” means, at any time, the sum of the Dollar Equivalent of (a) the aggregate undrawn maximum face amount of each outstanding Letter of Credit at such time, and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time.

(c) Section 1.06 is hereby added as follows:

Section 1.06 Mexican Peso Equivalents. For purposes of determining compliance by the Loan Parties with the covenants, representations and warranties, and other provisions set forth herein, any relevant amounts denominated in Mexican Pesos shall be converted to Dollars at the Exchange Rate in effect pursuant to this Section 1.06. No later than 12:00 p.m. (New York time) on each Revaluation Date, the Issuing Bank shall determine the Exchange Rate as of such Revaluation Date to be used for calculating Dollar Equivalent amounts and notify the Borrower and the Administrative Agent thereof. Such Exchange Rates shall become effective as of such Revaluation Date and, unless expressly set forth herein, shall be the Exchange Rates employed in converting any amounts between Mexican Pesos and Dollars until the next Revaluation Date to occur.

(d) Subsection 2.03(d)(i) is hereby amended by inserting the following text immediately before the last sentence thereof: “For the purpose of the calculation of such fee, the maximum face amount available to be drawn under each Letter of Credit denominated in Mexican Pesos (after giving effect to any decreases to the maximum face amount of any Letter of Credit as set forth above) from the date of issuance of the Letter of Credit until its expiration date shall be determined by converting the relevant amount to Dollars at the average daily Exchange Rate in effect during the applicable Fiscal Quarter.”

(e) Subsection 2.03(d)(ii) is hereby amended by inserting the following text immediately before the last sentence thereof: “For the purpose of the calculation of such fee, the maximum face amount available to be drawn under each Letter of Credit denominated in Mexican Pesos (after giving effect to any decreases to the maximum face amount of any Letter of Credit as set forth above) from the date of issuance of the Letter of Credit until its expiration date shall be determined by converting the relevant amount to Dollars at the average daily Exchange Rate in effect during the applicable Fiscal Quarter.”

(f) Subsection 2.14(a) of the Credit Agreement is hereby further amended by (1) deleting “or” at the end of subsection (vi), (2) deleting the period at the end of subsection (vii) and replacing it with “; or”, and (3) inserting new subsection (viii) as follows:

(viii) unless denominated in Dollars or Mexican Pesos.

(g) Subsection 2.14(c) is hereby amended by inserting the following text immediately before the period at the end of the second sentence of such subsection and before the semicolon in the third sentence of such subsection: “ in Dollars, regardless of the currency in which such Letter of Credit is denominated”.

(h) Subsection 2.14(c) is hereby further amended by inserting the following text at the end of such subsection:

The amount of any reimbursement or Borrowing pursuant to this Section 2.14(c) with respect to a payment made by the Issuing Bank in Mexican Pesos shall be (i) an amount in Dollars determined by converting the relevant payment amount to its Dollar Equivalent at the Exchange Rate in effect on the date such payment is made by Issuing Bank under or in respect of the applicable Letter of Credit, or (ii) an amount in Mexican Pesos such that the Dollar Equivalent of such reimbursement amount, measured on the date of such reimbursement, is equal to the Dollar Equivalent of the related payment by the Issuing Bank, measured on the date of such payment. The Issuing Bank shall provide a reasonably detailed calculation of such amount to be reimbursed, including the applicable Exchange Rates on the dates of such payment and reimbursement, in its demand for payment thereof.

(i) Subsection 2.14(d) is hereby amended by (1) deleting “or” at the end of subsection (iv), (2) relettering subsection (v) as subsection (vi) and inserting a new subsection (v) as follows:

(v) any adverse change in the relevant exchange rates or in the availability of Mexican Pesos to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(j) Subsection 2.14(g)(i) is hereby amended by inserting the following text immediately after the text “2.14(e), “: “2.14(g)(iv),”.

(k) Subsection 2.14(g)(i) is hereby further amended by adding the following sentence to the end of such subsection:

All amounts required to be deposited into the LC Cash Collateral Account shall be made in the Dollar Equivalents of such amounts.

(l) Subsection 2.14(g) is hereby further amended by adding section (iv) as follows:

(iv) If on any Revaluation Date and solely as a result of changes in Exchange Rates, the Letter of Credit Exposure attributable to Letters of Credit denominated in Mexican Pesos exceeds the Peso Denominated Letter of Credit Sublimit (such excess, the “Peso Sublimit Excess”), the Borrower shall promptly deposit with the Administrative Agent additional amounts in Dollars into the LC Cash Collateral Account in an amount equal to 105% of the Peso Sublimit Excess. If on any Revaluation Date and solely as a result of changes in Exchange Rates, the Peso Sublimit Excess ceases to be 100% collateralized by amounts deposited in the LC Cash Collateral Account in respect of the Peso Sublimit Excess, then the Borrower shall promptly deposit additional amounts in Dollars into the LC Cash Collateral Account in an amount such that the Peso Sublimit Excess is 105% collateralized by amounts deposited in the LC Cash Collateral Account in respect of the Peso Sublimit Excess.

(m) Section 10.16 is hereby added as follows:

Section 10.16 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, each party hereto agrees that the rate of exchange used shall be the Exchange Rate determined by the Administrative Agent as of the Business Day immediately preceding the day on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the Issuing Bank or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the Issuing Bank or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Lender or Issuing Bank to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the Issuing Bank or such Lender in such currency, the Administrative Agent agrees to return, within two Business Days, the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

(n) The proviso in Section 5.09 is hereby amended and restated in its entirety as follows:

provided however that Revolving Advances may not be made and Letters of Credit may not be issued to support contingent obligations, assessments and appeal bonds related to Contested Mexican Tax Assessments other than Letters of Credit, the Dollar Equivalent of the aggregate principal amount at any one time outstanding of which do not exceed the Peso Denominated Letter of Credit Sublimit.

(o) Exhibit F is hereby amended and restated in its entirety as set forth in Annex A attached hereto.

Section 3. Conditions Precedent. This Amendment shall be effective as of the date first set forth above when the Administrative Agent has received, on behalf of itself and the Lenders, counterparts to this Amendment duly executed by the Borrower and the Required Lenders and the Issuing Bank.

Section 4. Representations and Warranties. The Borrower represents and warrants that, as of the date of this Amendment:

(a) The execution, delivery and performance by each Loan Party of the Credit Agreement, as amended by this Amendment, are within the requisite corporate or equivalent power and authority of such Loan Party.

(b) The execution, delivery, and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate or equivalent action, (ii) do not and will not (A) violate the terms of such Loan Party’s certificate of incorporation, bylaws or other applicable organizational documents, (B) violate in any material respect any Legal Requirement applicable to such Loan Party, (C) constitute a default under, or result in any breach of, or creation of, any Lien under (other than the Loan Documents) the provisions of any indenture, loan agreement or other material agreement to which such Loan Party is a party or is subject, or by which it, or its Property, is bound or (D) violate any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject.

(c) This Amendment constitutes the legal, valid and binding obligation of each of the Loan Parties, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or similar law affecting creditors’ rights generally or general principles of equity.

(d) After giving effect to this Amendment, the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), on and as of the date first written above.

(e) Immediately after giving effect to this Amendment, no Default or Event of Default exists.

Section 5. Reaffirmation of Guaranty and Liens.

(a) Each Guarantor (i) has consented and agreed to the Credit Agreement, as amended hereby, (ii) has reviewed the Amendment, (iii) waives any defense arising by reason of any disability, lack of organizational authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and (iv) agrees that according to and subject to its terms the Guaranty by such Guarantors, as amended hereby, will continue in full force and effect to guaranty the Obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified, and such other amounts in accordance with the terms of the Guaranty.

(b) The Loan Parties (i) are party to certain Security Documents securing and supporting the Obligations, (ii) have reviewed the Amendment, (iii) waive any defense arising by reason of any disability, lack of organizational authority or power, or other defense of such Loan Party, and agrees that according to their terms the Security Documents to which the applicable Loan Party is a party will continue in full force and effect to secure the Obligations under the Loan Documents, as the same may be amended, supplemented, or otherwise modified, and (iv) acknowledge, represent, and warrant that the liens and security interests created by the Security Documents are valid and subsisting and create a first priority perfected security interest subject to Permitted Liens as amended herein.

Section 6. Effect on Credit Documents.

(a) Except as amended herein, the Credit Agreement, the Guaranties and the other Loan Documents remain in full force and effect as originally executed, and nothing herein shall act as a waiver of any of the Administrative Agent’s or Lenders’ rights under the Loan Documents, as amended.

(b) This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, and covenants under this Amendment may be a Default or Event of Default under other Loan Documents.

(c) Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York and the applicable laws of the United States of America.

Section 8. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Transmission by facsimile or other electronic transmission of an executed counterpart of this Amendment shall be deemed to constitute due and sufficient delivery of such counterpart.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers as of the first day and year written above.

BORROWER:

SEAHAWK DRILLING, INC.

By:	/s/ Teodoro Alban
Name:	Teodoro Alban
Title:	Vice President and Treasurer

GUARANTORS:

PENINSULA DRILLING LLC
SEAHAWK DRILLING DE MEXICO LLC
SEAHAWK DRILLING LLC
SEAHAWK GLOBAL HOLDINGS LLC

By:	/s/ Teodoro Alban
Name:	Teodoro Alban
Title:	Vice President and Treasurer

Signature Page to Third Amendment to Revolving Credit Agreement

ADMINISTRATIVE AGENT: NATIXIS, NEW YORK BRANCH, in its capacity as Administrative Agent and Issuing Bank

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Director

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

LENDERS: NATIXIS, NEW YORK BRANCH

By:	/s/ Daniel Payer
Name:	Daniel Payer
Title:	Director

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

Signature Page to Third Amendment to Revolving Credit Agreement

CITIBANK, N.A.

By:	/s/ Robert Malleck
Robert Malleck
Director

Signature Page to Third Amendment to Revolving Credit Agreement

UBS LOAN FINANCE LLC

By:	/s/ Iria R. Otsa / /s/ Mary Evans
Name:	Iria R. Otsa / Mary Evans
Title:	Associate Director / Associate Director

Signature Page to Third Amendment to Revolving Credit Agreement

ENCORE BANK, N.A.

By:	/s/ J. David Webster
Name:	J. David Webster
Title:	Sr. Vice President

Signature Page to Third Amendment to Revolving Credit Agreement

Annex A

to Third Amendment to

Revolving Credit Agreement

EXHIBIT F

LETTER OF CREDIT REQUEST

[Date]

Natixis, New York Branch, as Administrative Agent

1251 Avenue of the Americas, 34th Floor

New York, New York 10020

Attention: [            ]

Ladies and Gentlemen:

Seahawk Drilling, Inc., a Delaware corporation (the “Borrower”), certain of its Subsidiaries as Guarantors, the lenders from time to time party thereto (the “Lenders”), and Natixis, New York Branch, as administrative agent for the Lenders (the “Administrative Agent”), are parties to that certain Revolving Credit Agreement dated as of August 4, 2009 (as amended, restated, supplemented or otherwise modified and in effect from time-to-time, the “Credit Agreement”), the defined terms of which are used in this Letter of Credit Request unless otherwise defined in this Letter of Credit Request. The undersigned hereby gives you irrevocable notice pursuant to Section 2.14(a) of the Credit Agreement that the undersigned hereby requests a Letter of Credit, and in connection with that request sets forth below the information relating to such Letter of Credit (the “Proposed Issuance”) as required by Section 2.14(a)(iv) of the Credit Agreement:

(a)

The Borrower requests an [issuance] [increase] [extension] of a Letter of Credit. [The Letter of Credit to be [increased before giving effect to the increase] [extended] is in the face amount of $                     and evidenced by Letter of Credit number                     .]

(b)	The beneficiary is .

(c)	[The face amount of the Letter of Credit being [issued] [increased after giving effect to the increase] is [$ ] [ Mexican Pesos].]

(d)	The Business Day of the Proposed Issuance is .

(e)	[The expiration date of the Letter of Credit as [issued] [extended] is .]

(f)	The form of the proposed Letter of Credit is attached as Exhibit A.

Exhibit F – Form of Letter of Credit Request

The Borrower hereby certifies that the following statements are true and correct on the date hereof, and will be true and correct on the date of the Proposed Issuance:

(i)

the representations and warranties contained in Article IV of the Credit Agreement and in each other Loan Document are true and correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties shall be true and correct in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date (other than those representations and warranties that are subject to a materiality qualifier, in which case such representations and warranties are true and correct in all respects as of such earlier date), on and as of the date of such Proposed Issuance, immediately before and after giving effect to such Proposed Issuance;

(ii)	no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to such Proposed Issuance or the application of the proceeds therefrom;

(iii)	the Availability is greater than or equal to zero immediately after giving effect to such Proposed Issuance; and

(iv)

no material adverse change has occurred and is continuing with respect to the Collateral when taken as a whole since either the most recently delivered Borrowing Base Certificate or the most recently delivered Appraisal Report pursuant to Section 5.14 of the Credit Agreement.

Very truly yours,

SEAHAWK DRILLING, INC.

By:
Name:
Title:

Exhibit F – Form of Letter of Credit Request

EXHIBIT A

TO LETTER OF CREDIT REQUEST

Form of Proposed Letter of Credit

See attached.

Exhibit F – Form of Letter of Credit Request